RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT
THIS AGREEMENT, dated as of December 17, 2021, among the Acquiring Fund(s), severally and not jointly (each, an “Acquiring Fund”) and the Acquired Fund(s), severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Fund[s], the “Funds”), listed on Schedule A.
WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);
WHEREAS, the Advisor serves as the investment advisor to the Acquired Fund[s].
WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;
WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and
WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund[s] and the Acquired Fund[s] desire to set forth the following terms pursuant to which the Acquiring Fund[s] may invest in the Acquired Fund[s] in reliance on the Rule.

1.Terms of Investment
(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from the Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that
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Authorized Participant redeeming shares from the Acquired Fund (greater than 5 % of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.Representations of the Acquired Funds
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.Representations of the Acquiring Funds
In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.Notices

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All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:
Philip McDonald, President Symmetry Panoramic Trust 151 National Drive Glastonbury, CT 06033 Email:PanoramicTrading@symmetrypartners.com	American Century ETF Trust 4500 Main Street Kansas City, MO 64111 Attn: General Counsel Email: LG-Legal_Notices@americancentury.com

5.    Term and Termination

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

6.    Assignment; Amendment

(a) This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party.

7.    Use of Name

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(a) The Trust hereby consents to the use of the Trust name, the name of each Fund and the names of their affiliates in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications.
(b) It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, are the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

8.    Miscellaneous

(a) This Agreement will be governed by the laws of the State of Delaware without regard to its choice of law principles.

(b) This Agreement may be executed in two or more counterparts, each of which is deemed an original but all of which together constitute one and the same instrument.
(c) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.
(d) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Funds.

(e) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Acquired Funds.

(f) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AMERICAN CENTURY ETF TRUST, on behalf of each of the Acquired Funds listed on Schedule A, Severally and Not Jointly By: /s/ Ryan L. Blaine Name: Ryan L. Blaine Title: Assistant Vice President	Symmetry Panoramic Trust, on behalf of each of the Acquiring Funds listed on Schedule A, Severally and Not Jointly By:/s/ Philip McDonald Philip McDonald President

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SCHEDULE A
List of Funds to Which the Agreement Applies

Acquiring Funds

Symmetry Panoramic U.S. Equity Fund
Symmetry Panoramic International Equity Fund
Symmetry Panoramic Global Equity Fund
Symmetry Panoramic Tax-Managed Global Equity Fund
Symmetry Panoramic U.S. Fixed Income Fund
Symmetry Panoramic Municipal Fixed-Income Fund
Symmetry Panoramic Global Fixed-Income Fund
Symmetry Panoramic Alternatives Fund

Acquired Funds

Fund	ETF	Mutual Fund
Avantis Core Fixed Income	AVIG	AVIGX
Avantis Core Municipal Fixed Income	AVMU	AVMUX
Avantis Emerging Markets Equity	AVEM	AVEEX
Avantis Emerging Markets Value	AVES
Avantis International Equity	AVDE	AVDEX
Avantis International Large Cap Value	AVIV
Avantis International Small Cap Value	AVDV	AVDVX
Avantis Real Estate	AVRE
Avantis Short-Term Fixed Income	AVSF	AVSFX
Avantis U.S. Equity	AVUS	AVUSX
Avantis U.S. Large Cap Value	AVLV
Avantis U.S. Small Cap Value	AVUV	AVUVX

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